electroCore Announces Peter Cuneo as Board Chairman

ROCKAWAY, NJ, September 20, 2021 (GLOBE NEWSWIRE) -- electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced that the Board of Directors has appointed Peter Cuneo as Chairman of the Board of Directors effective October 1, 2021. Mr. Cuneo was appointed to the Board of Directors in April 2020. He succeeds Mike Atieh, who served as Chairman since April 2020 and who will remain on the Board as an independent director and member of the audit committee.

Over the past 35 years, Mr. Cuneo has reshaped the operations of seven companies in the global media and consumer products sector and has been identified by Business Insider as one of the 10 greatest turnaround CEOs.  Mr. Cuneo’s prior experience includes serving as Chief Executive Officer of Marvel Entertainment until its sale to Disney in 2009, President and Chief Executive Officer of Remington Products Company until facilitating its sale to private equity investors, President of the Security Hardware Group of the Black & Decker Corporation, President of Bristol-Myers Squibb Pharmaceutical Group in Canada, and President of the Clairol Personal Care Division.

Mr. Cuneo currently serves as Non-Executive Chairman of Arrival Group (Nasdaq: ARVL), a global technology company creating electric vehicles, and serves as Chairman and Chief Executive Officer of CIIC Capital Partners II (Nasdaq: CIIGU), which raised approximately $287.5 million in it is initial public offering earlier this month.

Mr. Cuneo serves as Chairman of BeyondView LLC, a digital technology company. He is the Managing Principal of Cuneo & Company, LLC, a private investment and management company that he founded. He currently serves as Chairman emeritus of the Alfred University Board of Trustees and on the Board of the National Archives Foundation in Washington, D.C and holds an MBA from Harvard Business School.

“Peter brings a wealth of executive leadership and experience, particularly in successfully executing direct to end-user sales strategies, and we are very fortunate to have a leader of his caliber in the Chairman’s role” said Dan Goldberger, CEO of electroCore. “We are greatly appreciative of Mr. Atieh’s service as the Chairman of the Board of Directors and it’s important to note that he will continue as an independent member of the Board and member of the audit committee.”

“It has been an honor to serve on electroCore’s Board since April 2020,” said Mr. Cuneo. “As Board Chairman, I look forward to working with our Board members and management team to realize the company’s plans for the future. We hope to achieve continued progress in expanding the commercial availability of gammaCore and exploring gammaCore’s full potential.”

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its non-invasive vagus nerve stimulation therapy platform, initially focused on the treatment of multiple conditions in neurology. The company's current indications are the preventive treatment of cluster headache and migraine, the acute treatment of migraine and episodic cluster headache, and paroxysmal hemicrania and hemicrania continua in adults.

For more information, visit www.electrocore.com.

About gammaCoreTM

gammaCoreTM (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck as an adjunctive therapy to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore can be self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore (nVNS) is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, the treatment of paroxysmal hemicrania and hemicrania continua in adults, and the acute and preventive treatment of migraine in adolescent (ages 12 and older) and adult patients. gammaCore is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua) and Medication Overuse Headache in adults.

gammaCore is contraindicated for patients if they:

•	Have an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

•	Have a metallic device, such as a stent, bone plate, or bone screw, implanted at or near the neck

•	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone)

Safety and efficacy of gammaCore have not been evaluated in the following patients:

•	Adolescent patients with congenital cardiac issues

•	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

•	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

•	Pediatric patients (less than 12 years)

•	Pregnant women

•	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

Please refer to the gammaCore Instructions for Use for all of the important warnings and stuff precautions before using or prescribing this product.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore's business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; the issuance of US and international patents providing expanded IP coverage; the possibility of future business models and revenue streams from the company’s potential combining of nVNS and smartphone or application-based technologies; the availability and impact of payer coverage, the potential of nVNS generally and gammaCore in particular and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.